FUTURES TRADING AGREEMENT

THIS AGREEMENT is made and entered into with effect as of the 2nd day of July 2023, by and between Advisors Preferred, LLC (the "Adviser"), a Maryland limited liability company registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and AG Capital Management Partners, L.P. (the "Futures Trading Adviser"), a Delaware limited partnership regulated as a Commodity Trading Advisor ("CTA") and Commodity Pool Operator ("CPO") with the Commodity Futures Trading Commission ("CFTC") and National Futures Association ("NFA") (the Adviser and the Futures Trading Adviser, collectively, the "Parties"), with respect to the Dynamic Alpha Macro Fund (the "Fund"), a series of the ADVISORS PREFERRED TRUST, a Delaware statutory trust (the "Trust").

WITNESSETH:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Adviser has, pursuant to an Investment Advisory Agreement with the Trust (the "Advisory Agreement"), been retained to act as investment adviser for the Fund;

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other parties, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain Futures Trading Adviser to assist it in the provision of a continuous investment program for that portion of the Fund's assets that the Adviser will assign to the Futures Trading Adviser, and Futures Trading Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to the Fund:

1.            Appointment as Futures Trading Adviser. The Adviser hereby appoints the Futures Trading Adviser to act as Futures Trading Adviser for and to manage a portion of the Fund's assets that the Adviser will assign to it (the "Futures Trading Adviser Assets") subject to the supervision of the Adviser and the Board of Trustees of the Trust and subject to the terms of this Agreement; and the Futures Trading Adviser hereby accepts such appointment. In such capacity, the Futures Trading Adviser shall be responsible for the investment management of the Futures Trading Adviser Assets in futures contracts (excluding futures on a single security or narrow-based security index) and options on futures contracts. To the extent the Fund is required to pledge securities to assure performance of its obligations, the parties agree that Futures Trading Adviser is not

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providing investment advisory services with respect to such pledged securities and such securities shall be deemed to have been selected by and their purchase or sale executed by the Adviser or a securities sub-adviser. It is recognized that the Futures Trading Adviser and certain of its affiliates may act as adviser or manager to one or more private pooled investment vehicles and other managed accounts and that the Adviser and the Trust do not object to such activities, so long as such client is not an SEC-registered investment company. The Futures Trading Adviser agrees that it will not constitute a new entity for purposes of evading the above restriction on advising an SEC-registered investment company other than the Fund.

2.            Duties of Futures Trading Adviser.

(a)          Investments. The Futures Trading Adviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund's prospectus ("Prospectus") and statement of additional information ("SAI") as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Futures Trading Adviser thereof, as supplemented or amended from time to time and subject to the directions of the Adviser and the Trust's Board of Trustees, to monitor on a continuous basis the performance of the Futures Trading Adviser Assets and to conduct a continuous program of investment, evaluation and, as is it deems appropriate, enter into long and short positions in futures contracts and options on futures with respect to Futures Trading Adviser Assets. The Adviser agrees to provide the Futures Trading Adviser with such assistance as may be reasonably requested by the Futures Trading Adviser in connection with the Futures Trading Adviser's activities under this Agreement, including, without limitation, providing information concerning the Fund, funds available, or to become available, for investment and generally as to the conditions of the Fund's or the Trust's affairs.

(b)          Compliance with Applicable Laws and Governing Documents. In the performance of its services under this Agreement, the Futures Trading Adviser shall act in conformity with the Prospectus, SAI and the Trust's Agreement and Declaration of Trust and By-Laws as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Futures Trading Adviser thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the "Declaration of Trust" and "By-Laws," respectively) and with the instructions and directions received in writing from the Adviser or the Trustees of the Trust and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable federal and state laws and regulations. Without limiting the preceding sentence, the Adviser promptly shall notify the Futures Trading Adviser as to any act or omission of the Futures Trading Adviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust's Declaration of Trust and By-Laws, the Prospectus and the SAI, the instructions and directions received in writing from the Adviser or the Trustees of the Trust, the 1940 Act, the Code, and all other applicable federal and state laws and regulations. Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Fund's and the Trust's overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations and the Futures

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Trading Adviser is only obligated to comply with this subsection (b) with respect to the Futures Trading Adviser Assets. The Adviser timely will provide the Futures Trading Adviser with a copy of the minutes of the meetings of the Board of Trustees of the Trust to the extent they may affect the Fund or the services of the Futures Trading Adviser, copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Futures Trading Adviser may reasonably request to enable it to perform its functions under this Agreement.

The Adviser, or its delegate, shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Code. In this regard, the Adviser acknowledges that the Futures Trading Adviser shall rely completely upon the Adviser's determination of whether and to what extent the Fund is in compliance with Subchapter M of the Code and that the Futures Trading Adviser has no separate and independent responsibility to test the Fund for such compliance. In connection with such compliance tests, the Adviser shall inform the Futures Trading Adviser at least ten (10) business days prior to a calendar quarter end if the Futures Trading Adviser Assets are out of compliance with the diversification or other requirements under Subchapter M. If the Adviser notifies the Futures Trading Adviser that the Futures Trading Adviser Assets are not in compliance with such requirements noted above, the Futures Trading Adviser will take prompt action to bring the Futures Trading Adviser Assets back into compliance within the time permitted under the Code thereunder.

The Adviser will provide the Futures Trading Adviser with as much notice as reasonably practical of any change in the Fund's investment objectives, policies and restrictions as stated in the Prospectus and SAI, and the Futures Trading Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Futures Trading Adviser Assets consistent with such changes, provided that the Futures Trading Adviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser. In the event of a conflict between the Prospectus or SAI and the Futures Trading Adviser’s existing trading and investment methodology for its Separately Managed Account (SMAs) business, the Futures Trading Adviser reserves the right to continue to manage its portion of SMA assets pari passu with its existing SMA strategy. In addition to such notice, the Adviser shall provide to the Futures Trading Adviser a copy of a modified Prospectus and SAI reflecting such changes. The Adviser acknowledges and will ensure that the Prospectus and SAI will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Futures Trading Adviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Futures Trading Adviser to the Trust or to the Adviser specifically for inclusion in the Prospectus and SAI. The Futures Trading Adviser hereby agrees to provide to the Adviser in a timely manner such information relating to the Futures Trading Adviser and its relationship to, and actions for, the Trust as may be required to be contained in the Prospectus, SAI or in the Trust's Registration Statement on Form N-1A, and any amendments thereto, Annual Report, Semi-Annual Report, and such other reports and materials as the Adviser may reasonably request. Upon request of the

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Adviser, the Futures Trading Adviser also agrees: to review those portions of the Prospectus, SAI, and Trust's Registration Statement, Annual Report, Semi-Annual Report, and such other reports and materials as the Adviser may reasonably request, relating to the Futures Trading Adviser and its relationship to, and actions for, the Trust; to notify the Adviser of any material inadequacy; and, to further notify the Adviser if it becomes aware that any relevant portions thereof have become materially inaccurate.

(c)          Voting of Proxies. The Adviser shall be responsible for the voting of proxies for which the Adviser will establish a written procedure for proxy voting in compliance with current applicable rules and regulations, including but not limited to Rule 30b1-4 under the 1940 Act.

(d)          Brokerage. The Fund shall establish and maintain an account on behalf of the Fund with a carrying futures commission merchant and negotiate commissions to be paid on transactions with the carrying futures commission merchant. The Futures Trading Adviser shall place orders for the investment and reinvestment, including without limitation purchase and sale of the Futures Trading Adviser Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Adviser or a securities sub-adviser) or dealers (collectively "Brokers") as the Futures Trading Adviser may elect. The Futures Trading Adviser, however, is not required to obtain the consent of the Trust's Board of Trustees prior to selecting Brokers for trade execution. The Futures Trading Adviser shall place all orders for the purchase and sale of portfolio investments for the Fund's account with executing Brokers selected by the Futures Trading Adviser. In using its reasonable efforts to obtain for the Fund the best execution available, the Futures Trading Adviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including (without limitation) price, the size of the transaction, the breadth and nature of the market, the difficulty of the execution, the amount of the commission, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions. The Futures Trading Adviser shall not consider a Broker's sale of Fund shares when selecting the Broker to execute trades. If Section 28(e) of the Securities Exchange Act of 1934 is deemed to apply futures contracts and options on futures, subject to such policies as the Trustees may determine, or as may be mutually agreed to by the Adviser and the Futures Trading Adviser, the Futures Trading Adviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Futures Trading Adviser an amount of commission for effecting a Futures Trading Adviser Assets investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Futures Trading Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Futures Trading Adviser with respect to the accounts as to which it exercises investment discretion.

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It is recognized that the services provided by such Brokers may be useful to the Futures Trading Adviser in connection with the Futures Trading Adviser's services to other clients. On occasions when the Futures Trading Adviser deems the purchase or sale of an instrument to be in the best interests of the Fund with respect to the Futures Trading Adviser-managed assets as well as other clients of the Futures Trading Adviser, the Futures Trading Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the instruments to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of instruments so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Futures Trading Adviser in the manner the Futures Trading Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Futures Trading Adviser-managed assets.

(e)          Securities Transactions. The Futures Trading Adviser and any affiliated person of the Futures Trading Adviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund.

The Futures Trading Adviser, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act as if this rule applied to the Futures trading Adviser), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, the Futures Trading Adviser will comply with the reporting requirements of Rule 17j-1, which include (i) certifying to the Adviser and the Trust that the Futures Trading Adviser and its Access Persons have complied with the Futures Trading Adviser's Code of Ethics with respect to the Futures Trading Adviser Assets and (ii) identifying any violations which have occurred with respect to the Futures Trading Adviser Assets. The Futures Trading Adviser will have also submitted its Code of Ethics for its initial approval by the Trust's Board of Trustees no later than the date of execution of this agreement and subsequently within six months of any material change thereto.

(f)           Books and Records. The Futures Trading Adviser shall maintain separate detailed records (directly or through agents) as are required by applicable laws and regulations, such as trade blotters, of all matters hereunder pertaining to the Futures Trading Adviser Assets ("Fund's Records"). The Futures Trading Adviser acknowledges that the Fund's Records are property of the Trust; except to the extent that the Futures Trading Adviser is required to maintain Fund's Records under applicable law and except that the Futures Trading Adviser, at its own expense, is entitled to make and keep a copy of the Fund's Records for its internal files. The Fund's Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.

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(g)          Information Concerning Futures Trading Adviser Assets and Futures Trading Adviser. From time to time as the Adviser or the Trust reasonably may request in good faith, the Futures Trading Adviser will furnish the requesting party reports on portfolio transactions and reports on the Futures Trading Adviser Assets, all in such reasonable detail as the parties may reasonably agree in good faith, which shall mean reports that are customarily generated by the Futures Trading Adviser leverage existing documents that the Futures Trading Adviser already provides to its client base and not customized reports. The Futures Trading Adviser will also inform the Adviser in a timely manner of changes in the portfolio manager(s) responsible for Futures Trading Adviser Assets, any material changes in the ownership or management of the Futures Trading Adviser, or of changes in the control of the Futures Trading Adviser. Upon the Trust's or the Adviser's reasonable request, the Futures Trading Adviser will make available its officers and employees to meet with the Trust's Board of Trustees to review the Futures Trading Adviser Assets via telephone on a quarterly basis and on a less frequent basis as agreed upon by the parties in person.

In addition, subject to the other provisions of this Agreement, if the SEC, FINRA, or a similar regulatory body requires, the Futures Trading Adviser will also provide such information or perform such additional acts with respect to the Futures Trading Adviser Assets as are reasonably required for the Trust or the Adviser to comply with their respective obligations to the SEC, FINRA, or a similar regulatory body under applicable laws, including without limitation, the Code, the 1940 Act, the Advisers Act, and the Securities Act of 1933, and any rule or regulation thereunder.

(h)          Custody Arrangements. The Trust or the Adviser shall notify the Futures Trading Adviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Futures Trading Adviser Assets and shall give the Futures Trading Adviser written notice of any material changes in such custodian banks or custody arrangements. The Futures Trading Adviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Futures Trading Adviser properly authorized (pursuant to written instruction by the Adviser) to give such instructions.

3.            Independent Contractor. In the performance of its services hereunder, the Futures Trading Adviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.

4.            Expenses. During the term of this Agreement, Futures Trading Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Futures Trading Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.

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5.            Investment Analysis and Commentary. If requested by the Adviser, the Futures Trading Adviser will provide quarterly performance analysis and market commentary (the "Investment Report") during the term of this Agreement, where such analysis and commentary will leverage existing documents that the Futures Trading Adviser already provides to its client base. The Investment Reports are due within 10 days after the end of each quarter. In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and Futures Trading Adviser; provided however, that any such interim Investment Report will be due within 10 days of the end of the month in which such agreement is reached between the Adviser and Futures Trading Adviser. The subject of each Investment Report shall be mutually agreed upon. The Adviser is freely able to publicly distribute elements or contents of the Investment Report.

6.            Compensation. For the services provided pursuant to this Agreement, the Futures Trading Adviser is entitled to an annual fee as specified in Appendix A. Such fee will be computed daily and paid no later than the seventh (7th) business day following the end of each month, from the Adviser, calculated at an annual rate based on the Futures Trading Adviser Assets' daily net asset value.

The method of determining the net asset value of the Futures Trading Adviser Assets for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the shares of the Trust as described in the Fund's Prospectus and/or SAI. If this Agreement shall be effective for only a portion of a month with respect to the Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

7.            Representations and Warranties of Futures Trading Adviser. The Futures Trading Adviser represents and warrants to the Adviser and the Trust as follows:

(a)          The Futures Trading Adviser is registered as a CPO and CTA with the CFTC and regulated as such by the NFA;

(b)          The Futures Trading Adviser is a limited partnership duly organized and properly registered and operating under the relevant laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)          The execution, delivery and performance by the Futures Trading Adviser of this Agreement are within the Futures Trading Adviser's powers and have been duly authorized by all necessary actions of its partners and general partner, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Futures Trading Adviser for execution, delivery and performance by the Futures Trading Adviser of this Agreement, and the execution, delivery and performance by the Futures Trading Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Futures Trading Adviser's governing instruments, or (iii) any agreement,

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judgment, injunction, order, decree or other instrument binding upon the Futures Trading Adviser; and

(d)          Any CFTC or NFA information provided by the Futures Trading Adviser is accurate, or is a true and complete copy of any form, including that part or parts filed with the CFTC or NFA, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

8.            Representations and Warranties of Adviser. The Adviser represents and warrants to the Futures Trading Adviser as follows:

(a)          The Adviser is registered as an investment adviser under the Advisers Act;

(b)          The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)          The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary action on the part of its members, directors, shareholders or managing unitholder, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)          The Form ADV of the Adviser provided to the Futures Trading Adviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e)          The Adviser acknowledges that it is aware of the Futures Trading Adviser's NFA and CFTC status under publicly available NFA website filings prior to the execution of this Agreement;

(f)           The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to delegate certain of its duties under the Advisory Agreement to other parties, including without limitation, the

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appointment of a Futures Trading Adviser with respect to assets of the Fund, including without limitation the Adviser's entering into and performing this Agreement; and

(g)          The Adviser and the Fund shall qualify as a "Qualified Eligible Person" as defined under Rule 4.7 of the regulations under the Commodity Exchange Act.

9.            Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Futures Trading Adviser and the Adviser pursuant to the recitals above and Sections 8 and 9, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.

10.         Liability and Indemnification.

(a)          Liability. The Futures Trading Adviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement, but otherwise, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Futures Trading Adviser or a reckless disregard of its duties hereunder, the Futures Trading Adviser, each of its affiliates and all respective members, partners, officers, directors and employees ("Affiliates") and each person, if any, who within the meaning of the Securities Act of 1933 controls the Futures Trading Adviser ("Controlling Persons"), if any, shall not be subject to any expenses or liability to the Adviser, the Trust or the Fund or any of the Fund's shareholders, in connection with the matters to which this Agreement relates, including without limitation for any losses that may be sustained in the purchase, holding or sale of Futures Trading Adviser Assets. The Adviser shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement, but otherwise (except as set forth in Section 11(c) below), in the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser, any of its Affiliates and each of the Adviser's Controlling Persons, if any, shall not be subject to any liability to the Futures Trading Adviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Futures Trading Adviser Assets. Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Futures Trading Adviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws.

(b)          Indemnification. The Futures Trading Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective Affiliates and Controlling Persons for any liability and expenses, including without limitation reasonable attorneys' fees and expenses, which the Adviser, the Trust and/or the Fund and their respective Affiliates and Controlling Persons may sustain as a result of the Futures Trading Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws. Unless otherwise obligated under applicable law, the Futures Trading Adviser shall

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not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

The Adviser shall indemnify the Futures Trading Adviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys' fees and expenses, which may be sustained as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

(c)          The Futures Trading Adviser shall not be liable to the Adviser for acts of the Futures Trading Adviser which result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Futures Trading Adviser upon reasonable request.

11.         Duration and Termination.

(a)          Duration. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years following the commencement of investment operations of the Fund, and thereafter shall continue automatically for successive annual periods with respect to the Fund, provided such continuance is specifically approved at least annually by the Trust's Board of Trustees or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Trust's Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (such in person requirement may be waived pursuant to SEC order) at a meeting called for the purpose of voting on such approval.

(b)          Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:

(i)                By vote of a majority of the Trust's Board of Trustees, or by "vote of a majority of the outstanding voting securities" of the Fund (as defined in the 1940 Act), or by the Adviser, in each case, upon not more than 60 days' written notice to the Futures Trading Adviser;

(ii)                By any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 15 days of notice of the breach; or

(iii)                By the Futures Trading Adviser upon not less than 90 days' written notice to the Adviser and the Trust.

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This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

12.         Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Futures Trading Adviser's performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

13.         Reference to Adviser and Futures Trading Adviser.

(a)          Neither the Adviser, the Trust, nor any affiliate or agent of the Adviser, the Trust, nor any related entity controlled or affiliated with the Adviser or the Trust, may make reference to or use the name, likeness, trademarks, logo, images, or any other collateral – whether text or visual – that are affiliated with the Futures Trading Adviser, without the written prior approval of the Futures Trading Adviser. The Adviser shall not market or promote the Futures Trading Adviser in any promotional materials, public or private, without the written prior approval of the Futures Trading Adviser. However, the Trust may include information about the Futures Trading Adviser to the extent required in regulatory filings, such as the Fund’s Prospectus.

(b)          Neither the Futures Trading Adviser nor any Affiliate or agent of Futures Trading Adviser shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Futures Trading Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed. The Futures Trading Adviser hereby agrees to make all reasonable efforts to cause any Affiliate of the Futures Trading Adviser to satisfy the foregoing obligation.

14.         Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust's Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not "interested persons" of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

15.         Confidentiality. Subject to the duties of the Adviser, the Trust and the Futures Trading Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Fund and the actions of the Futures Trading Adviser, the Adviser and the Fund in respect thereof; except to the extent:

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(a)          Authorized. The Adviser or the Trust has authorized such disclosure;

(b)          Court or Regulatory Authority. Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c)          Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d)          Already Known. Such information already was known by the party prior to the date hereof;

(e)          Received From Third Party. Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund's custodian, broker, and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or

(f)           Independently Developed. The party independently developed such information without use of or access to the other party's confidential information.

In addition, the Futures Trading Adviser and its members, officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund's portfolio holdings. The Futures Trading Adviser agrees, consistent with its Code of Ethics, that neither it nor its officers, directors or employees may engage in personal securities or futures transactions based on non-public information about the Fund's portfolio holdings.

16.       Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by email with acknowledgment of receipt, to the parties at the following addresses or email addresses, which may from time to time be changed by the parties by notice to the other party:

(a) If to the Futures Trading Adviser:

AG Capital Management Partners, L.P.

Asim Ghaffar

75 State St., Suite 100

Boston, MA 02109

Phone: 617-852-4099

Email: asim@ag-capinv.com

(b) If to the Adviser:

Advisors Preferred, LLC

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Catherine Ayers-Rigsby

1445 Research Boulevard, Ste. 530

Rockville, MD 20850

Phone: 240-223-1998

Email: cayers-rigsby@cerosfs.com

17.         Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

18.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

19.         Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, "interested person," "affiliated person," and "assignment" shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

20.         Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

21.         Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

22.         Entire Agreement. This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMODITY FUTURES TRADING COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF AG Capital Management Partners, L.P. OR THIS AGREEMENT.

******************

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

AG Capital Management Partners, L.P.

By: AG Capital Investments, LLC

Title: General Partner of AG Capital Management Partners, L.P.

By: /s/____________________

Name: Asim Ghaffar

Title: Managing Member of AG Capital Investments, LLC

Advisors Preferred, LLC

By: /s/____________________

Name: Catherine Ayers-Rigsby

Title: Chief Executive Officer

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Appendix A

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